Exhibit 5.1

Julie M. O’Daniel General Counsel and Secretary	Valvoline Inc. 100 Valvoline Way Lexington, KY 40509 Tel: 859 357-7777, Fax: 859 357-2117 jmodaniel@valvoline.com valvoline.com
May 11, 2017

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Corporate Secretary of Valvoline Inc., a Kentucky corporation (“Valvoline”). Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Valvoline on the date hereof with the Securities and Exchange Commission (the “Commission”) relating to the registration of 1,000,000 shares of Valvoline common stock, par value $0.01 per share (the “Common Stock”), for issuance under the 2016 Deferred Compensation Plan (the “Deferred Compensation Plan”) and 1,500,000 shares of Common Stock for issuance under the 401(k) Plan (the “401(k) Plan” and, together with the Deferred Compensation Plan, the “Plans”).

In rendering the opinion below, I have supervised the examination of such documents, corporate records and other instruments necessary for the purposes of this opinion, including (i) the Plans; (ii) the corporate proceedings of Valvoline taken in connection with the Plans and (iii) the Registration Statement filed by Valvoline with the Commission.

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. I have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of other officers and other representatives of the Company and others as to factual matters.

Based upon the foregoing, and subject to the qualifications hereinafter set forth, I am of the opinion that the Common Stock to be issued pursuant to the Plans will be, when issued and delivered, validly issued, fully paid and nonassessable.

My opinion expressed above is subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of any laws except those of the Commonwealth of Kentucky. The opinions expressed herein are based upon the laws in effect on the date hereof, and I assume no obligation to revise or supplement this opinion should such laws be changed by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement.

Very truly yours,

/s/ Julie M. O’Daniel
Julie M. O’Daniel
Senior Vice President, General Counsel and Corporate Secretary